Exhibit 99.1

[Logo] Spartech Corporation


Company Contacts:
Bradley B. Buechler           Randy C. Martin
Chairman, President and       Executive Vice President and
Chief Executive Officer       Chief Financial Officer
(314) 721-4242                (314) 721-4242


For Immediate Release
Tuesday, May 11, 2004


                  SPARTECH CORPORATION REPORTS 15% INCREASE IN

                         SALES FOR FISCAL SECOND QUARTER



   ST. LOUIS, May 11, 2004 -- Spartech Corporation (NYSE:SEH) announced today preliminary net sales of slightly more than $285 million for its second quarter ended May 1, 2004. This represents a 14-15% increase over last year's comparable second quarter ($250 million) and the first time the Company's sales have exceeded $275 Million in any single quarter.

   Spartech Chairman, President & CEO, Bradley B. Buechler, stated, "Our volumes were consistently strong throughout the second quarter with each month's sales exceeding both prior year actuals and our aggressive monthly budgets.
The 14-15% increase in sales was split roughly 70-75% from internal growth and 25-30% from new additions to our family of plastics processing companies. Backlogs remain strong as we move into our third quarter with solid orders being placed by our packaging, transportation and recreation & leisure customers. We will be reporting our complete second quarter results on Thursday, June 3, 2004."

     Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, which has 47 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production capacity and sales of more than 1.3 billion pounds and nearly $1 billion, respectively.

Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended November 1, 2003, which is on file with the Securities and Exchange Commission.

                                      -30-